Exhibit 10.72

April 29, 2008

Andre Dahan

Comverse Technology, Inc.

810 Seventh Avenue

35th Floor

New York, NY 10019

Re:	Amendment to the Employment Agreement dated as of April 10, 2007 by and between Comverse Technology, Inc. and Andre Dahan (the “Employment Agreement”)

Dear Andre:

The Compensation Committee (as defined in the Employment Agreement) has determined that upon a termination of your employment due to your death or Disability (as defined in the Employment Agreement), the unvested portion of any equity which is or has been granted to you shall become fully vested on the date of such termination. Accordingly, upon your execution of this letter amendment below, the Employment Agreement is hereby amended as follows:

(1) Section 12(a) of the Employment Agreement is hereby amended to add a new subsection 12(a)(v) which shall read as follows:

“the immediate vesting of all stock options and deferred stock awarded to the Executive, with any options granted after the Effective Date having a minimum exercise period of one (1) year from the date of death or, if less, the maximum exercise period permitted by Section 409A, subject to any option plan provisions relating to a change in control or similar event and to the initial ten (10) year term of the options; provided, however, that, if necessary, such exercise period shall be extended if permitted by Section 409A until the exercise of the options would cease to violate any federal or state securities laws subject to the initial ten (10) year term of the options.”

(2) Section 12(b) of the Employment Agreement is hereby amended to add a new subsection 12(b)(v) which shall read as follows:

“the immediate vesting of all stock options and deferred stock awarded to the Executive, with any options granted after the Effective Date having a minimum exercise period of one (1) year from the date of termination or, if less, the maximum exercise period permitted by Section 409A, subject to any option plan provisions relating to a change in control or similar event and to the initial ten (10) year term of the options; provided, however, that, if necessary, such exercise period shall be extended if permitted by Section 409A until the exercise of the options would cease to violate any federal or state securities laws subject to the initial ten (10) year term of the options.”

Except as expressly herein amended, the terms and conditions of the Employment Agreement shall remain in full force and effect.

COMVERSE TECHNOLOGY, INC.

By:	/s/ Cynthia L. Shereda
Name:	Cynthia L. Shereda
Title:	Executive Vice President, General Counsel and Corporate Secretary

Accepted and Agreed as of April 29, 2008:

/s/ Andre Dahan
Andre Dahan

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